                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       NORFOLK SOUTHERN RAILWAY COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

- --------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN RAILWAY COMPANY

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
TUESDAY, MAY 23, 1995

- --------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 23, 1995, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

    (1) Election of two directors to the class whose term will expire in 1998 and one director to the class whose term will expire in 1996.

    (2)Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 30, 1995, will be entitled to vote at such meeting.

                                                 By order of the Board of
                                                        Directors,
                                                   DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 18, 1995

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                        NORFOLK SOUTHERN RAILWAY COMPANY
                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-2191

                                                                April 18, 1995

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Railway Company on or about April 18, 1995. The Company's Annual Report for 1994 was mailed under separate cover beginning March 16, 1995. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held May 23, 1995. The cost of soliciting proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $3,000 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Company, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 30, 1995. As of February 28, 1995, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,833 shares of Preferred Stock, excluding 100,194 shares of Preferred Stock held by Company subsidiaries and/or in a fiduciary capacity, and all shares of Common Stock are entitled to one vote per share. All the Common Stock of the Company is owned directly by Norfolk Southern Corporation ("NS").

                             ELECTION OF DIRECTORS

  The terms of David R. Goode, Stephen C. Tobias and Henry C. Wolf expire at the Annual Meeting on May 23, 1995.

  Paul R. Rudder, at the time a member of the class whose term expires in 1995, and Thomas C. Sheller, at the time a member of the class whose term expires in 1996, resigned from the Company's Board of Directors effective July 1, 1994, due to their pending retirements as executive officers of NS. Mr. Tobias, who succeeded Mr. Rudder as Executive Vice President-Operations of NS, was elected by the Board of Directors to fill the vacancy created by the resignation of Mr. Rudder. Mr. Wolf, Executive Vice President-Finance of NS, was elected by the Board of Directors to fill the vacancy created by the resignation of Mr. Sheller. Under Virginia law, the term of a director elected by a Board of Directors to fill a vacancy expires at the next stockholders' meeting at which directors are elected.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the election of Mr. Wolf to serve for a one-year term expiring in 1996 and of Messrs. Goode and Tobias to serve for three-year terms expiring in 1998. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  Under Virginia law and under the Company's Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1995/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEE (FOR TERM EXPIRING IN 1996)
HENRY C. WOLF, 52, Norfolk, Va., Executive Vice               1995/1994           46,995
 President- Finance, Norfolk Southern Corporation, and
 Vice President- Finance, Norfolk Southern Railway
 Company, since June 1, 1993, and having served prior
 thereto as Vice President-Taxation of both Norfolk
 Southern Corporation and Norfolk Southern Railway
 Company. Director of several Norfolk Southern Railway
 Company subsidiaries, including Norfolk and Western
 Railway Company.

- --------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1995/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEES (FOR TERM EXPIRING IN 1998)
DAVID R. GOODE, 54, Norfolk, Va., Chairman, President and     1995/1992            151,281
 Chief Executive Officer, Norfolk Southern Corporation,
 and President and Chief Executive Officer, Norfolk
 Southern Railway Company, since September 1, 1992,
 having previously become President, Norfolk Southern
 Corporation, on October 1, 1991, and Executive Vice
 President-Administration on January 1, 1991; Vice
 President, Norfolk Southern Railway Company, on February
 1, 1992, and Vice President-Administration on January 1,
 1991; and having served prior thereto as Vice President-
 Taxation of both Norfolk Southern Corporation and
 Norfolk Southern Railway Company. Director of Norfolk
 Southern Corporation and of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company. Director of Caterpillar, Inc.,
 Georgia-Pacific Corporation and TRINOVA Corporation.
STEPHEN C. TOBIAS, 50, Norfolk, Va., Executive Vice           1995/1994             43,293
 President- Operations, Norfolk Southern Corporation, and
 Vice President- Operations, Norfolk Southern Railway
 Company, since July 1, 1994, having previously become
 Senior Vice President-Operations, Norfolk Southern
 Corporation, and Vice President, Norfolk Southern
 Railway Company, on October 1, 1993, and having served
 prior thereto as Vice President-Strategic Planning of
 both Norfolk Southern Corporation and Norfolk Southern
 Railway Company. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.
OTHER DIRECTORS
D. HENRY WATTS, 63, Norfolk, Va., Executive Vice              1996/1986         103,838/4/
 President- Marketing, Norfolk Southern Corporation, and
 Vice President and Chief Traffic Officer, Norfolk
 Southern Railway Company, since July 1, 1986. Director
 of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.

- --------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1994/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
OTHER DIRECTORS
JOHN S. SHANNON, 64, Norfolk, Va., Executive Vice             1997/1982            123,624
 President- Law, Norfolk Southern Corporation, since June
 1, 1982, and Vice President-Law, Norfolk Southern
 Railway Company, since May 24, 1984. Director of several
 Norfolk Southern Railway Company subsidiaries, including
 Norfolk and Western Railway Company.
JOHN R. TURBYFILL, 63, Norfolk, Va., Vice Chairman,           1997/1982         176,099/5/
 Norfolk Southern Corporation, and Vice President,
 Norfolk Southern Railway Company, since June 1, 1993,
 having served prior thereto as Executive Vice President-
 Finance, Norfolk Southern Corporation and Vice
 President-Finance, Norfolk Southern Railway Company,
 respectively. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

- --------
  /1/For each named individual, the shares owned are less than 1% of the total shares outstanding. No director or nominee owns shares of the Company's Preferred Stock.
  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.
  /3/Includes shares credited to individual accounts under NS' Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to NS' Long-Term Incentive Plan (for Mr. Wolf, this amounts to 2,803 and 3,081 shares, respectively; for Mr. Goode, 2,853 and 7,624 shares; for Mr. Tobias, 3,358 and 3,622 shares; for Mr. Watts, 3,599 and 13,950 shares; for Mr. Shannon, 2,245 and 14,213 shares; and for Mr. Turbyfill, 8,594 and 15,973 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to NS' Long- Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Wolf, this amounts to 37,184 shares; for Mr. Goode, 125,821 shares; for Mr. Tobias, 30,837 shares; for Mr. Watts, 72,942 shares; for Mr. Shannon, 73,320 shares; and for Mr. Turbyfill, 126,709 shares).
  /4/Includes 13,347 shares held by Mr. Watts' wife, in which beneficial ownership is disclaimed.
  /5/Includes 1,893 shares held by Mr. Turbyfill's wife, in which beneficial ownership is disclaimed.

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1994, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms were filed on time.

                  BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 1995, 100,194 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 94,022 shares, or approximately 8%, of the Company's Preferred Stock. To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 100% (16,668,997 shares) of the Company's Common Stock on February 28, 1995.

  As of February 28, 1995, all officers and directors of the Company as a group beneficially owned 1,184,721 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. Included in the NS Common Stock figure are 68,293 shares credited to individual accounts under NS' Thrift and Investment Plan. Also included are 93,903 shares held by NS under share retention agreements pursuant to NS' Long-Term Incentive Plan over which the individual possesses voting power but no investment power until the shares are distributed, and 850,939 shares subject to stock options granted pursuant to NS' Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days. Also included are 15,349 shares in which beneficial ownership is disclaimed. The shares held individually by directors whose terms of office will continue after the Annual Meeting and nominees are included in the information under "Election of Directors."

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company consists of six members and is divided into three classes elected for a term of three years, with each class containing as nearly as possible one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 1994, the Board of Directors acted by unanimous written consent on twenty-four separate occasions.

  Each year the Board of Directors appoints an Executive Committee, which is empowered to exercise all the authority of the Board of Directors to the extent permitted by law when the Board is not in session. All such actions taken by the Committee are to be reported to the Board at its meeting next succeeding the action and are subject to revision or alteration by the Board. Executive Committee members are David R. Goode, John S. Shannon and John R. Turbyfill. The Committee took no action in 1994.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS and is not paid a director's fee.

         NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between NS and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee of the NS Board of Directors.

  In 1994, NS paid approximately $335,000 to McNair & Sanford, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Internal Audit of the Company. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for NS. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for NS or its subsidiaries, including the Company. NS paid KPMG approximately $1.7 million for all services rendered during 1994.

                            EXECUTIVE COMPENSATION

  The Chief Executive Officer and each of the named executive officers of the Company are also officers of NS and receive no compensation for their services solely as Company officers. Their compensation is set by the NS Board of Directors, based on the recommendation of its Compensation and Nominating Committee, for service in all capacities to NS and its subsidiaries. The directors of the Company do not participate in decisions regarding compensation. Consequently, the information which follows concerning executive compensation reflects the compensation paid to Company officers for service in all capacities to NS and its subsidiaries, including the Company.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other five most highly compensated executive officers of NS for service in all capacities to NS and its subsidiaries (including the Company) for the fiscal years ending December 31, 1994, 1993 and 1992.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                               ANNUAL COMPENSATION            COMPENSATION
                           ----------------------------   ---------------------
                                                            AWARDS    PAYOUTS
                                                          ---------- ----------
                                                OTHER
                                               ANNUAL     SECURITIES
      NAME AND                                 COMPEN-    UNDERLYING    LTIP          ALL OTHER
      PRINCIPAL            SALARY/1/ BONUS/1/ SATION/2/   OPTIONS/3/ PAYOUTS/4/    COMPENSATION/5/
      POSITION        YEAR    ($)      ($)       ($)         (#)        ($)              ($)
      ---------       ---- --------- -------- ---------   ---------- ----------    ---------------
David R. Goode        1994  585,000  497,250   154,472/6/   40,000             /7/      4,500
 Chairman, President  1993  535,000  376,480   300,309      40,000    217,011          50,480
 and Chief Executive  1992  418,333  297,634   133,057      20,000     81,567          31,778
 Officer
John R. Turbyfill     1994  425,000  340,000   187,957      20,000           /7/        4,500
 Vice Chairman        1993  414,583  273,086   331,359      12,500    217,011          36,924
                      1992  390,000  270,738   317,988      12,500    208,435          28,895
John S. Shannon       1994  370,000  277,500    68,570      12,500           /7/        4,500
 Executive Vice       1993  360,000  237,132   233,296      12,500    217,011          30,681
 President-Law        1992  340,000  236,028   204,483      12,500    180,250          25,973
Stephen C. Tobias     1994  267,500  200,625    43,654       5,000           /7/        4,500
 Executive Vice       1993  223,750  147,384    99,425       5,000     86,818          22,910
 President-Operations 1992  201,250  139,714    83,308       5,000     72,278          20,235
D. Henry Watts        1994  370,000  277,500   220,252      12,500           /7/        4,500
 Executive Vice       1993  360,000  237,132   377,009      12,500    217,011          33,444
 President-Marketing  1992  350,000  242,970   317,355      12,500    180,250          30,384
Henry C. Wolf         1994  267,500  200,625    46,537      12,500           /7/        4,500
 Executive Vice       1993  204,167  134,485   101,053       5,000     86,818          27,269
 President-Finance    1992  160,000  111,072    56,893       5,000     33,912          19,390

- --------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on NS Common Stock on performance share units awarded through 1992 pursuant to the NS Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits.

Does not include a tax absorption payment, which was not determinable in time to be reported, under the Long-Term Incentive Plan for the 1994 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1994, these amounts were: for Mr. Goode, $30,525; Mr. Turbyfill, $161,921; Mr. Shannon, $46,304; Mr. Tobias, $23,009; Mr. Watts, $195,798; and Mr. Wolf, $26,321.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of NS Common Stock earned pursuant to the performance share feature of the NS Long-Term Incentive Plan for periods ended December 31, 1993 and 1992 (for 1992, performance shares were awarded for achievements in the three-year period 1990-1992 and for 1993, performance shares were awarded for achievements in the three-year period 1991-1993). For 1994, the award of performance shares for achievements in the three-year period 1992-1994 had not been approved in time to be reported.
  /5/Includes for 1994 contributions of $4,500 to the NS 401(k) plan on behalf of each named executive officer.
  /6/Includes personal use, as directed by resolution of the NS Board of Directors, of NS' aircraft valued at $55,328, calculated on the basis of the aggregate incremental cost of such use to NS.
  /7/For 1994, the award of performance shares for achievements in the three-year period 1992-1994 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The NS Long-Term Incentive Plan, as amended by the NS stockholders in 1989, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") is charged with administration of the plan and has the sole discretion, subject to certain limitations, to interpret the plan; to select plan participants; to determine the type, size, terms and conditions of awards under the plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the plan.

STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1994 of stock options under NS Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
 NAME               (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
 ----            ---------- ------------ ------------- ---------- ----------
D. R. Goode        40,000       5.68%       72.9375    01/30/2004  787,600
J. R. Turbyfill    20,000       2.84%       72.9375    01/30/2004  393,800
J. S. Shannon      12,500       1.77%       72.9375    01/30/2004  246,125
S. C. Tobias        5,000        .71%       72.9375    01/30/2004   98,450
D. H. Watts        12,500       1.77%       72.9375    01/30/2004  246,125
H. C. Wolf         12,500       1.77%       72.9375    01/30/2004  246,125

* No SARs were granted in 1994
- --------

  /1/Options were granted effective January 31, 1994, exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends paid on NS Common Stock.
  /2/The exercise price (fair market value on date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.2309: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1989, through December 31, 1993;

    (b) a dividend yield of 3.43%: yield was determined monthly and averaged over the 60-month period January 1, 1989, through December 31, 1993; and

    (c) a 1993 risk-free rate of return of 6%: this represents the return on a comparatively "risk-free" investment in 1993, the year prior to the issuance of these options.

  These assumptions produce a Black-Scholes factor of 0.27 and a resulting present value for the 1994 option grant of $19.69 per share. The factor computed under the Black-Scholes formula was not adjusted to reflect that the options cannot be exercised during the first year of their ten-year term, nor does it reflect that dividend equivalents are paid on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1994 and the unexercised options and SARs held by each as of the end of 1994:

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                      NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                   SHARES                         FY-END                              AT FY-END/1/
                 ACQUIRED ON  VALUE                 (#)                                    ($)
                  EXERCISE   REALIZED --------------------------------------    ----------------------------
 NAME                (#)       ($)     EXERCISABLE           UNEXERCISABLE      EXERCISABLE/2/ UNEXERCISABLE/2/
 ----            ----------- -------- ----------------      ----------------    -----------    -------------
D. R. Goode         4,731    205,008              85,821/3/             40,000     676,615/3/         0
J. R. Turbyfill     3,227    179,436             108,909/4/             20,000   2,661,048/4/         0
J. S. Shannon           0          0              60,820                12,500     876,958            0
S. C. Tobias            0          0              25,837                 5,000     409,788            0
D. H. Watts             0          0              60,442                12,500     866,444            0
H. C. Wolf          1,318     65,708              24,684                12,500     386,910            0

- --------
  /1/Equal to the mean ($60.875) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of NS Common Stock on December 31, 1994, less the exercise prices of the options, multiplied by the number of options.

  /2/Because the market price of NS Common Stock at the end of 1994 was below the exercise price of options granted in 1993 ($63.25 per share) and in 1994 ($72.9375 per share), such options are out-of-the-money and are not includable in the reported value of in-the-money options at year end, whether or not exercisable.
  /3/Includes 3,300 tandem SARs with a value of $105,874.
  /4/Includes 44,386 tandem SARs with a value of $1,689,486.

PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1994 of PSUs under the NS Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of NS Common Stock) at the end of a three-year performance cycle (1994-1996) based on NS' performance during this three-year period. Under the 1994 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average earnings per share ("EPS") growth over the prior three-year base period, (2) three-year average return on average invested capital ("ROAIC") and (3) three-year average annual operating ratio measured both absolutely and in relation to average industry performance for six major rail carriers. A more detailed discussion of these performance criteria can be found in the Report of the NS Compensation and Nominating Committee, beginning on page 11.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                    NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                     SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                    UNITS OR     PERIOD UNTIL -------------------------------------
                 OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
 NAME                  (#)        OR PAYOUT      (#)         (#)          (#)
 ----            --------------- ------------ ----------  -----------   -----------
D. R. Goode          20,000       01/01/94-             0       10,280       20,000
                                  12/31/96
J. R. Turbyfill      10,000       01/01/94-             0        5,140       10,000
                                  12/31/96
J. S. Shannon         6,250       01/01/94-             0        3,212        6,250
                                  12/31/96
S. C. Tobias          2,500       01/01/94-             0        1,285        2,500
                                  12/31/96
D. H. Watts           6,250       01/01/94-             0        3,212        6,250
                                  12/31/96
H. C. Wolf            6,250       01/01/94-             0        3,212        6,250
                                  12/31/96

- --------
  /1/Performance shares, when earned out, will be held by NS for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Since all performance shares earned under the 1994 award will be subject to a share retention agreement, a tax absorption payment in cash or as additional withholding taxes, equal to any Federal and state income taxes imposed, will be made to or on behalf of an executive officer as the result of this "earn out."

  /2/The Long-Term Incentive Plan does not provide for a performance target; consequently, this column represents 51.4% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1994 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                  YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------
 REMUNERATION           25                   30                   35                   40
 ------------        --------             --------             --------             --------
 $  200,000          $ 60,722             $ 74,279             $ 87,879             $101,831
    300,000            98,222              119,279              140,379              161,831
    400,000           135,722              164,279              192,879              221,831
    500,000           173,222              209,279              245,379              281,831
    600,000           210,722              254,279              297,879              341,831
    700,000           248,222              299,279              350,379              401,831
    800,000           285,722              344,279              402,879              461,831
    900,000           323,222              389,279              455,379              521,831
  1,000,000           360,722              434,279              507,879              581,831
  1,100,000           398,222              479,279              560,379              641,831
  1,200,000           435,722              524,279              612,879              701,831

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1995, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $612,648 and 29 years; Mr. Turbyfill, $660,595 and 34 years; Mr. Shannon, $573,438 and 38 years; Mr. Tobias, $322,716 and 25 years; Mr. Watts, $576,937 and 40 years; Mr. Wolf, $276,895 and 22 years.

 THE NORFOLK SOUTHERN CORPORATION COMPENSATION ANDNOMINATING COMMITTEE REPORT
         CONCERNING THE 1994COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes NS' officer compensation strategy, the components of its compensation program and the manner in which 1994 compensation determinations were made for NS' Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1994 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  Among other things, the Compensation and Nominating Committee of the NS Board of Directors ("Committee") is responsible for: (1) recommending to the NS Board the salaries of corporate officers and (2) administering NS' Management Incentive Plan ("MIP"), as adopted by the NS Board, and its Long-Term Incentive Plan ("LTIP"), as last amended and approved by NS stockholders in 1989. Included in the LTIP, and more particularly described below, are awards of stock options and performance share units. The Committee is composed entirely of non-employee directors and met six times during 1994.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee seeks to assure that the base salaries of Executive Officers are generally competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all NS officers--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. This information is compiled by NS' Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and NS Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the NS Board. As noted, the Committee customarily seeks to set the Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Since Mr. Goode became Chairman of NS in 1992, his base salary in 1994 was below the 50th percentile; the base salary of other Executive Officers in 1994 approximated the 50th percentile.

  For 1994, Mr. Goode's salary was increased by $50,000, or 9.3%. This 1994 increase, not tied to or reflecting application of any specific formula, reflects both NS' total operating revenues and net income in 1993, despite an uncertain economy and reduced coal traffic, and the NS Board's confidence in Mr. Goode's leadership. The Committee recommended and the NS Board approved average increases of 2.8% for Messrs. Turbyfill, Shannon, Tobias, Watts and Wolf; these increases were based on Mr. Goode's recommendations and NS' 1993 performance. Mr. Tobias was elected Executive Vice President-Operations at midyear (succeeding Mr. P. R. Rudder who retired), and the Board set his salary using the same criteria and considerations applicable to the other Executive Officers.

  MANAGEMENT INCENTIVE PLAN ("MIP"): NS' MIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on NS' annual profitability. MIP awards to Executive Officers and other MIP participants are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of NS' adjusted pretax net income when NS' annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  Base salaries of NS' Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. When NS achieves MIP profitability goals, the Executive Officers' base salaries and MIP awards are competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at a large number of American companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1993, the Committee set Mr. Goode's maximum 1994 incentive opportunity at 85% of 1994 salary, the Vice Chairman's at 80% of 1994 salary, and the other Executive Officers' at 75% of 1994 salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1994, 296 key employees, including the Executive Officers, earned MIP awards. In light of NS' 1994 performance, the related MIP payments earned by Mr. Goode and the other Executive Officers were equal to the maximum amount of their respective incentive opportunities. The 1994 MIP award paid to Mr. Goode fell below the 50th percentile with respect to 1993 bonuses (the most current data available when decisions concerning his incentive opportunity were made) earned by chief executive officers in his peer group. The 1994 MIP awards paid to the other Executive Officers also fell below the 50th percentile with respect to 1993 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect NS' longer-term earnings growth, its profitability and the total returns (stock price appreciation and dividends) to NS' stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of NS' stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in NS.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award. Since the inception of the Plan, this analysis has resulted in a general practice of granting options to performance share units in a ratio of 2 to 1.

  Specifically, the Committee compares Mr. Goode's total compensation to that of the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The total compensation of the other Executive Officers is evaluated relative to survey data for comparable positions at American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. Based on this review, the number of stock options and performance share units granted is fixed (assuming that all performance share units actually are earned--which has not happened to date) so as to place the total compensation of Mr. Goode and the other Executive Officers above the 75th percentile of total compensation for their respective peer groups. These award opportunities and the resultant total compensation will be attained only if future corporate performance warrants.

  At its January 1994 meeting, the Committee granted stock options to each of the six Executive Officers and to 300 other key NS employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  The 1994 grants of performance share units provide the Executive Officers, and other recipients, with the opportunity to earn shares of NS Common Stock during the first quarter of 1997. The number of performance share units, and equivalent common shares, that are earned by recipients is based on NS' three-year (i.e., 1994-1996) earnings per share growth, three-year average ROAIC and three-year average operating ratio evaluated relative to pre-established performance criteria set out in the schedules below. One third of the performance share units granted in 1994 are available to be earned based on each of the three performance criteria.

         EARNINGS PER SHARE                             ROAIC
- -------------------------------------   ---------------------------------------
                      PERCENTAGE OF                              PERCENTAGE OF
    THREE-YEAR         PERFORMANCE             THREE-YEAR         PERFORMANCE
   AVERAGE EPS         SHARE UNITS               AVERAGE          SHARE UNITS
      GROWTH             EARNED                   ROAIC             EARNED
- -------------------------------------   ---------------------------------------
       40%                 100%                    20%                100%
       35%                  90%                    19%                 90%
       30%                  80%                    18%                 80%
       25%                  60%                    17%                 70%
       20%                  40%                    16%                 60%
       15%                  20%                    15%                 50%
    Below 15%                0%                    14%                 40%
                                                   13%                 20%
                                                Below 13%               0%

                     3-YEAR AVERAGE OPERATING RATIO ("OPR")
- --------------------------------------------------------------------------------
           AVERAGE OF A AND B = PERCENTAGE OF PERFORMANCE SHARE UNITS
                          EARNED UNDER OPERATING RATIO CRITERIA
- --------------------------------------------------------------------------------

                 A                                         B
- --------------------------------------------------------------------------------
                      PERCENTAGE OF       3-YEAR AVERAGE       PERCENTAGE OF
                       PERFORMANCE         NS OPR BELOW         PERFORMANCE
    NS 3-YEAR          SHARE UNITS         INDUSTRY OPR         SHARE UNITS
   OPR AVERAGE           EARNED               AVERAGE             EARNED
- --------------------------------------------------------------------------------
       70%                 100%                15.0+                100%
       75%                  90%                10.0                  80%
       80%                  80%                 7.5                  70%
       85%                  60%                 5.0                  60%
       90%                  40%                 2.5                  30%
   Greater than              0%                 0.0                   0%
       90%

  All stock options and performance share units granted in 1994 to Executive Officers were subject to the following terms. During the period that the stock options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), NS pays cash dividend equivalents on such options to the Executive Officers. At the time performance share units are earned, NS makes a cash payment so the Executive Officers can pay taxes due on the value of such performance shares. In exchange for these cash payments, the Executive Officers have entered into share retention agreements with NS whereby they have agreed to have NS hold performance shares for a period of five years following the date such performance shares are earned.

  In 1994, Mr. Goode was granted options on 40,000 shares of NS Common Stock and 20,000 performance share units. The other Executive Officers as a group were awarded options on 62,500 shares of NS Common Stock and 31,250 performance share units.

  In sum, the Committee believes that compensation of the Executive Officers is competitive with that of similar positions at comparable American corporations. More importantly, the Committee believes Executive Officer compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, NS' annual and longer-term earnings growth, its profitability and the total returns to NS' stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Because it appeared that this new legislation (in light of interpretive regulations and transition rules) would not affect the deductibility of amounts paid to Executive Officers under NS' 1994 compensation arrangements, the Committee concluded it was not necessary to formulate a policy with respect to the new tax provision. However, the Committee has continued to monitor developments affecting the tax deductibility of compensation of Executive

Officers, including the December 1994 amendments to the proposed regulations, and has made recommendations to the NS Board to permit NS both to offer competitive compensation in a suitable package and to take related tax deductions.

                                           E. B. Leisenring, Jr., Chairman
                                           L. E. Coleman, Member
                                           T. M. Hahn, Jr., Member
                                           R. E. McNair, Member

PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 1995. This firm has acted as auditors for the Company since June 1, 1982.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 19, 1995.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                                 By order of the Board of
                                                        Directors,
                                                   DEZORA M. MARTIN,
                                                 Corporate Secretary.